CERTIFICATE OF TRUST
                                       OF
                              UNB CAPITAL TRUST I


                   This Certificate of Trust is being executed as of February 21, 1997 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

                   The undersigned hereby certify as follows:

                   1. NAME. The name of the business trust is "UNB Capital Trust I" (the "Trust").

                   2. DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                         The Bank of New York (Delaware)
                         White Clay Center
                         Route 273
                         Newark, Delaware  19711

                   3. EFFECTIVE. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

                   IN WITNESS WHEREOF, the undersigned, as trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.


THE BANK OF NEW YORK (Delaware),
as Delaware Trustee


By:  /S/ MARY JANE MORRISSEY
   -------------------------
   Name:  Mary Jane Morrissey
   Title: Authorized Signatory


THOMAS C. GREGOR,                           RALPH L. STRAW, JR.
in his capacity as                          in his capacity as
Administrative Trustee                      Administrative Trustee

/S/ THOMAS C. GREGOR                        /S/ RALPH L. STRAW, JR.
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